Exhibit 10.19

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by: ***.

CHARLOTTE’S WEB HOLDINGS, INC.

2425 55th Street, Suite 200

Boulder, Colorado 80301

Deanie Elsner

Via email:           ***

April 26, 2019

Dear Deanie:

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Executive Officer of Charlotte’s Web Holdings, Inc, (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Board of Directors. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests This requirement shall not restrict your service at your option on the boards of directors of up to 2 other companies.

Location

Your principal place of employment shall be at the Company’s headquarters located in Boulder, Colorado, subject to business travel as needed to properly fulfill your employment duties and responsibilities. The Company acknowledges that you will initially be commuting to and from Boulder for some reasonable period until establishing a permanent residence in the Boulder area.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is on or about May 15, 2019 (“Start Date”). In order to ensure a smooth transition to your new position, you agree to provide initial consulting services, as reasonably requested by the Company, commencing on the date hereof until the Start Date.

Board Seat

You would be named a member of the Board of Directors of the Company on your Start Date.

Base Salary

In consideration of your services, you will be paid an initial base salary of $625,000 per year, subject to review by the Compensation Committee from time to time, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus

You will be eligible to participate in the Company’s annual short-term incentive bonus plan on the same terms and conditions as other similarly situated executives. For 2019, your target bonus opportunity will be 100% of your base salary, with a maximum payout opportunity of 150% of your base salary, For 2019, this bonus amount will be prorated in accordance with the number of days of your employment in 2019. Actual payments will be determined based on Company results and individual performance against applicable performance metrics to be jointly developed between you and the Company. Any annual bonus with respect to a particular calendar year will generally be paid within two and a half months following the end of the year.

Initial Equity Grant

Effective as soon as practicable, the Company will award you an equity grant valued at $2,000,000 which will consist of 25% stock options (based on a normal and customary Black-Scholes valuation) and 75% restricted stock award, each of which will vest on a four-year vesting schedule with 25% of each award vesting on each anniversary date.

Long Term Incentive Program

You will be eligible to participate in the Company’s long term incentive program on similar terms and conditions as other similarly situated executives. Commencing in 2020, your target equity incentive opportunity will be 200% of your base salary, with the expectation that this equity award will consist of 75% stock options and 25% restricted stock awards, each of which will vest on a four-year vesting schedule with 25% of each award vesting on each anniversary date.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, subject to the terms and conditions of such plans and programs, which are anticipated to include (i) full health and dental for family; (ii) disability and life insurance; (iii) 401(k) (with Company match at 100% of first 3% and 50% of next 2%); (iv) access to free company products in accordance with Company plans and programs; and (v) reimbursement for reasonable costs incurred in relocation of family and personal effects. These costs are expected to include reimbursement for moving and relocation expenses up to an aggregate amount of $50,000. In addition, the Company will also reimburse you for up to 6 months of temporary housing in the Boulder area. All reimbursed relocation expenses will be analyzed to determine what may be taxable income to you. Any taxes due on these amounts will be paid directly to the government and this tax payment will be grossed up to you as a tax reimbursement.

You will be entitled to paid vacation of 4 weeks per year. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs, The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

At-will Employment

Your employment with the Company will be for no specific period of time, Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

In the event that the Company terminates your employment for a reason other than for cause, you will be entitled to have your base salary paid for an additional 12 months by the Company, as long as you remain in compliance during that 12 month period with the terms of the Employee Confidentiality, Non-Disclosure, Non-Compete and Conflict of Interest Agreement referred to below. In addition, if the Company terminates your employment for a reason other than cause prior to full vesting of the shares referred to under the caption “Initial Equity Grant”, the value of the total number of unvested shares shall vest at the vesting dates scheduled above.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

Governing Law

This offer letter shall be governed by the laws of the State of Colorado without regard to conflict of law principles.

Contingent Offer

This offer is contingent upon:

a.	Verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your Start Date.

b.	Satisfactory completion of reference checks.

c.	Satisfactory completion of a background investigation.

d.	Your execution of the Company’s industry-standard Employee Confidentiality, Non-Disclosure, Non-Compete and Conflict of Interest Agreement, a copy of which is attached.

e.	Approval by the Company Board of Directors.

This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until the close of business on April 26, 2019, at which time it will be deemed to be withdrawn.

Deanie, we are all extremely excited to have you join Charlotte’s Web and look forward to working with you as we build Charlotte’s Web into one of the world’s premiere companies.

On behalf of Charlotte’s Web Holdings, Inc.

Signed:	/s/Joel Stanley
Name:	Joel Stanley
Title:	Executive Chairman

Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Deanie Elsner

Signed:	/s/Deanie Elsner
Name:	Deanie Elsner

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